EXHIBIT 15.1

FOR IMMEDIATE RELEASE

CHINA NATURAL RESOURCES, INC. ANNOUNCES THE CLOSING OF
$7.3 MILLION REGISTERED DIRECT OFFERING

HONG KONG, January 22, 2021 – CHINA NATURAL RESOURCES, INC. (NASDAQ: CHNR) (the “Company”) today announced that it closed the registered direct offering of approximately $7.3 million of common shares at a price of $1.85 per share on January 22, 2021, as previously announced on January 20, 2021. The Company issued a total of 3,960,000 common shares to the institutional investors participating in the offering. In a concurrent private placement, the Company also issued warrants (“Warrants”) to the investors, initially exercisable for the purchase of up to 1,584,000 common shares at an exercise price of $2.35 per share, which Warrants have a term of 36 months from the date of issuance. The net proceeds from this offering will be used for general corporate purposes.

FT Global Capital, Inc. acted as the exclusive placement agent for the transactions.

Morgan, Lewis & Bockius LLP acted as counsel to the Company and Schiff Hardin LLP acted as counsel to the placement agent in connection with the transactions. PacGate Law Group provided due diligence services to the placement agent in connection with the transactions.

The common shares described above (but not the warrants or the common shares underlying the warrants) were offered and sold by the Company in a registered direct offering pursuant to a “shelf” registration statement on Form F-3 (Registration No. 333-233852), declared effective by, the Securities and Exchange Commission (the “SEC”) on November 20, 2019 and including an accompanying prospectus supplement dated January 20, 2021. The offering of the common shares only was made by means of the prospectus supplement. The prospectus supplement and accompanying prospectus relating to the registered direct offering was filed with the SEC and is available on the SEC's website located at http://www.sec.gov.

The warrants described above were offered in a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Act”), and Regulation D promulgated thereunder and, along with the common shares underlying the warrants, have not been registered under the Act, or applicable state securities laws. Accordingly, the warrants and the underlying common shares may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Act and such applicable state securities laws.

For further details of this transaction, please see the Report on Form 6-K filed with the SEC on January 22, 2021 which may be viewed at www.sec.gov.

About China Natural Resources:

China Natural Resources, Inc., a British Virgin Islands corporation, through its operating subsidiaries in the PRC, is currently engaged in (a) the acquisition and exploitation of mining rights in Inner Mongolia, including preliminary exploration for lead, silver and other nonferrous metal, and (b) copper trading in the PRC, and is actively exploring business opportunities in the healthcare and other non-natural resources sectors.

Forward-Looking Statements:

This press release contains certain statements that may include “forward-looking statements.” All statements other than statements of historical fact included herein are “forward-looking statements.” These forward-looking statements are often identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions, involving known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including the risk factors discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on the SEC’s website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these risk factors. Other than as required under the applicable securities laws, the Company does not assume a duty to update these forward-looking statements.

Company Contact

Zhu Youyi, Chief Financial Officer

Phone:

011-852-2810-7205

Email:

zhuyouyi@chnr.net